UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	August 2, 2016

Hoverink International Holdings Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-54830	46-3590875
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10250 Constellation Boulevard, Suite 2200

Century City, California 90067

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:

888-511-7358

Former name or former address, if changed since last report:

SKYRUN ACQUISTION CORP

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On April 28th 2016 the United States Patent and Trademark Office issued a NOTICE OF PUBLICATION for our Trademark Application for Name and Use of the

Mark: SPACEWATCH

Docket/Reference Number: 6492-6

Serial Number: 86613239

SPACE WATCH is an Orbital Satellite that provides Satellite communications systems; Satellite communications systems comprising satellites, processors and receivers; electronic surveillance systems; electronic surveillance systems, comprising computer hardware for IP video surveillance, satellite-based surveillance systems; devices for passively and actively monitoring incoming objects and conveying information about the objects' characteristics to decision makers, namely remote satellite and video monitoring systems consisting primarily of satellite-based atmospheric monitoring equipment, cameras and video monitoring for recording and transmitting images to a remote location; electric and electronic video surveillance installations. In addition the SPACE WATCH SATELLITE can provide weather services and satellite telecommunication services in countries where there has been a deregulation applicable to satellite cellular service providers. The SPACE WATCH satellite can also provide a means of advertising for to advertisers seeking to display their brand names in Holographic image form from an Orbital Satellite. It allows advertisers to display their brand via a stationary Floating Hologram. Using a Hosted Payload Service Provider who can host our Space Watch Orbital Advertising Payload we can achieve this goal.

We must also ascertain FCC approval to broadcast hologram images from the Satellite. Vigorous Enforcement or Enhancement of FCC Indecency and Other Program Content Rules Against our Orbital Geostationary Satellite SPACE WATCH Could Have an Adverse Effect on the Company’s Businesses and Results of Operations

The FCC’s rules prohibit the broadcast of obscene material at any time and indecent or profane material on our Orbital Geostationary Satellite which produces Holographic images in the sky from space for billions to see from Earth – SPACE WATCH. We expect to be subject to enforcement of this FCC Content rule. We will be subject to 24 hour enforcement of this rule. As Holographic Image Broadcasters we risk violating the prohibition against our Orbital Geostationary Satellite broadcasting of indecent material because of the vagueness of the FCC’s indecency/profanity definition, coupled with the spontaneity of delay in Holographic depixelization may lead to fines being imposed. The FCC enforces its indecency rules against the Holographic broadcasting industry. The FCC has found on a number of occasions that the content of radio and television broadcasts has contained indecent material. However, although no FCC fines have been imposed against our Orbital Geostationary Satellite. In such instances, the FCC may issue fines or advisory warnings to us. Moreover, the FCC may in some instances imposed separate fines for each allegedly indecent “utterance,” or “holographic flicker” in contrast with its previous policy, which generally considered all indecent holograms, or indecent holography in which fines imposed may relate directly to the billions of people that see these holographic images from the Earth. Also, images, words or phrases within a given Space Watch Orbital Arc may also constituting a single violation. However, the same requirements for our Space Watch Satellite is expected. The fines for broadcasting indecent material during specific broadcast formats which are intended to include broadcasting holographic images from space while travelling on its assigned orbital arc as compared with Television / Radio fines that carry a maximum of $325,000 per utterance. However, due to the very large nature of our Orbital Geostationary Satellite; our fines, if any; may be larger than those imposed on television / radio broadcast stations. We can expect the same rigorous fines if we violate FCC protocols or our systems are not properly protected. If the FCC denied the Space Watch Satellite its Holographic broadcast license; or its Holographic broadcast license renewal or revoked the Holographic broadcast license for one of the Company’s Orbital Geostationary Satellites, the Company would lose its authority to operate the Orbital Geostationary Satellite. The determination of whether content is indecent is inherently subjective and, as such, it can be difficult to predict whether particular content could violate indecency standards. The difficulty in predicting whether individual programs, words or phrases may violate the FCC’s indecency rules adds significant uncertainty to the Company’s ability to comply with the rules. Violation of the indecency rules could lead to sanctions which may adversely affect the Company’s businesses and results of operations.

In order for the company to generate advertising revenues we must sale advertising packages to advertisers seeking to display their brand names in Holographic image form from an Orbital Satellite using preferably advertising agencies. Our business plan relies our ability to ascertain a third party Hosted Payload Service Provider who can host our Space Watch Orbital Advertising Payload which can display or advertise our client’s brand names in hologram form from space for billions of people to see from Earth while the SPACE WATCH Satellite completes low and medium earth orbits. Space Watch Satellite is defined as an Orbital Geostationary Satellite Broadcasting Holographic Advertising from Space. The most valuable orbital arc is over North America 60 and 135 degrees.

Space Watch Satellite and Orbital Advertising - Using our Orbital Advertising Payload and having our payload hosted by third party Hosted Payload Service Provider we can effectively create an orbital advertising platform that allows our clients to advertise various brands from space.

Mark: SPACE WATCH (STANDARD CHARACTER MARK)

Applicant: Hoverink International Holdings, Inc.

Our trademark for the Space Watch Satellite (SPACE WATCH) has been filed and our NOTICE OF PUBLICATION has been issued in accordance with Section 12(a) of the Trademark Act of 1946, as amended.

U.S. Trademark Appln. No. 86/613239,

Filed April 29, 2015

Mark: SPACEWATCH

Class: 9 Applicant: Hoverink International Holdings, Inc. (CA corporation)

File No.: 6492-0006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOVERINK INTERNATIONAL HOLDINGS INC.

Date: August 2, 2016	Debbie Mae Carter
Chief Executive Officer